Exhibit 99.1

Multimedia Games Reports Second Quarter Diluted EPS of $0.18, Net Income of $5.2 Million, and EBITDA of $23.5 Million; Company Has Repurchased 717,991 Shares to Date in Calendar 2005

    AUSTIN, Texas--(BUSINESS WIRE)--April 28, 2005--Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal second quarter, ended March 31, 2005, as summarized in the table below:


                         Summary of Q2 Results
       (In millions, except per-share and player terminal data)

                                       For the Three Months
                                           Ended March 31,
                                          2005       2004     Change
                                        ---------- --------- ---------
Revenue(1)                              $    40.0  $    39.6     1.1%
EBITDA(2)                               $    23.5  $    22.2     5.6%
Net income                              $     5.2  $     8.5   (38.7)%
Diluted EPS                             $    0.18  $    0.28   (35.7)%
Average installed player terminals(3):
  Class II
  (Legacy and Reel Time Bingo(R) games)    11,674      9,932
  Oklahoma compact games                        2        ---
  Class III Washington State(4)             3,708      3,027
  Other gaming units
  (Charity and C-TILG(5) games)             2,420      1,058

(1) Historically, Multimedia Games entered into revenue arrangements with its tribal customers, that among other things, guaranteed certain prize payout levels, and required the Company to account for and collect all revenues associated with its games, and disburse the allotment to the tribes based on the prize guarantee. Accordingly, revenues were historically presented on a gross basis to accurately reflect this relationship. Since the Company is no longer responsible for guaranteeing prize payouts on a majority of its games, and customers have begun to remit the net balance due, the Company has reclassified its income statement, and is presenting the net amounts due as revenue.
(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.
(3) The average installed base of Class II and Other Gaming Units as of March 31, 2005 reflects the January 2005 conversion of more than 2,000 C-TILG units to Reel Time Bingo Class II units.
(4) Estimated player terminals operating under the compact in the state of Washington.
(5) California Tribal Instant Lottery Game


    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "Multimedia generated fiscal 2005 second quarter operating results ahead of our guidance, even as we continue to face a challenging operating environment in Oklahoma, our largest market. Reflecting in part the benefits of our revenue diversification efforts, Multimedia recorded quarterly sequential gains in total revenue, EBITDA and net income. During the fiscal 2005 second quarter, Multimedia also recorded the highest aggregate gaming revenue (Class II, charity and all other) in the Company's history. The quarterly operating results also benefited from our operation of Class II player terminals in California. Our results clearly demonstrate our ability to manage operating expenses during transitional periods.
    "The greater than anticipated fiscal second quarter results are partially attributable to a higher than expected network-wide average hold per day, which increased over the level achieved in the fiscal 2005 first quarter, reflecting improvements in both our Class II New Generation and charity operations. In addition, selling, general and administrative expenses were less than projected, and approximately $1.2 million lower than fiscal 2005 first quarter levels.
    "In addition to modifying our operating structure and strategies to address changing markets, we continue to emphasize revenue diversification. Over the last several years, Multimedia has successfully adapted, modified and enhanced its core technologies and systems capabilities to quickly and efficiently bring new solutions to new markets and customers. Accordingly, Multimedia's cash flow continues to benefit from our initiatives to create new sources of revenue by leveraging the flexibility of our central determinant system for the development of these new products. By targeting a growing number of new and expanding markets--charity, lottery, video lottery, Class III, and slot monitoring--we remain on track to generate approximately 50% of our revenue, cash flow and earnings from new products and new markets within the next three years, while maintaining market share in our traditional Native American markets.
    "As indicated when we reported our fiscal 2005 first quarter results, throughout the fiscal second quarter we allocated a portion of our cash flow to share repurchases, as we continue to believe that investments in our shares are a prudent use of our available resources. In the fiscal 2005 second quarter, Multimedia repurchased 440,786 shares of its common stock, and since then, pursuant to a 10b5-1 trading plan, has repurchased an additional 277,205 shares of common stock, bringing total calendar 2005 share repurchases to date to 717,991, for a total consideration of almost $6.0 million. Underscoring our confidence in Multimedia's long-term prospects and our commitment to increasing shareholder value, we expect to continue to repurchase shares through open market transactions in the second half of fiscal 2005.
    "While we expect to resume longer-term EPS growth based in part on ongoing revenue diversification efforts, we also continue adapting on a daily basis to changes in our current primary market. As such, we expect operating results for the current quarter to be impacted by several factors noted below in the fiscal third quarter financial guidance. The fourth quarter should reflect anticipated net increases in player terminal placements, and the expected benefit to average hold per day from the continued roll-out of Oklahoma compact games."

    Fiscal 2005 Second Quarter Review:

    Multimedia generated revenue in Q2 2005 of $40.0 million, compared to $39.6 million for Q2 2004, resulting from an increase in charity revenue, offset by a reduction in player terminal and license sales and lease revenue. The Company's second quarter 2004 results benefited from the sale of 218 player terminals, compared to no sales of player terminals in the second quarter of 2005. Second quarter 2005 EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $23.5 million, from $22.2 million in the fiscal 2004 second quarter.
    Multimedia's installed base of Class II games increased from 10,562 units at December 31, 2004, to 11,313 units at March 31, 2005. The increase reflects the January 2005 conversion of C-TILG games to Class II games. Multimedia operated 3,380 C-TILG games prior to this conversion, and as of March 31, 2005, there were 2,282 Class II player terminals in California. In addition, during the fiscal 2005 second quarter there were net removals of 1,531 Class II player terminals, primarily in Oklahoma. These removals reflect Oklahoma facilities' reallocating floor space to accommodate newly approved table games, Multimedia's election to remove lower yielding units in order to optimize the average network hold per day, and other removals pursuant to customer requests.
    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters.


                                                   Oklahoma
                                Total  Class III    Compact    Total
 Quarter    Reel Time         Class II Washington    Gaming    Other
 Ended        Bingo    Legacy   Units   State(1)    Games(1)  Units(2)
---------- ----------- ------ -------- ----------- --------- ---------
03/31/2005    10,704     609   11,313      3,634        68      2,437
12/31/2004     9,857     705   10,562      3,836       ---      5,617
 9/30/2004     9,805     846   10,651      3,583       ---      2,753
 6/30/2004     8,686   1,009    9,695      3,180       ---      1,996
 3/31/2004     8,862   1,171   10,033      3,074       ---      1,573

(1) The Oklahoma Compact Games totals as of March 31, 2005 represent initial installations of games pursuant to the recently approved gaming compact between Native American tribes, racetracks and the State of Oklahoma. The Class III Washington State player terminal installed base noted for each of the five fiscal quarterly periods represents management's estimates based on available data at period end, as these units are not networked to the Company's central system.
(2) The reduction in Total Other Gaming units in the March 2005 quarter reflects the conversion of C-TILG units to Reel Time Bingo units in January 2005.


    Selling, general and administrative expenses decreased 7.2% to $15.6 million for the three months ended March 31, 2005, from $16.8 million for the three months ended December 31, 2004. Consulting and contract labor, and legal and professional fees decreased as a result of lower commissions and temporary staff. These declines were partially offset by Sarbanes-Oxley compliance and consulting costs. In addition, travel, repairs and maintenance, and transportation and related costs decreased on a quarterly sequential basis, primarily related to a large deployment of player terminals in California in the December 2004 quarter.
    Research and development expense in the March 31, 2005 quarter increased by 39.7% to $4.3 million, from $3.1 million for the March 2004 quarter. The increase is due to an increased number of employees in Multimedia's technical development groups, which are focused on developing new gaming products, systems and content for the Class II, Oklahoma compact games, Class III, commercial casino, charity, lottery, and other markets.
    During the quarter ended March 31, 2005, Multimedia capitalized $886,000 in costs related to the internal development of its gaming products and systems, compared to $672,000 during the quarter ended December 31, 2004. A reconciliation of the capitalized software follows (in thousands):


                                                 Net Book Value
                                          ----------------------------
Capitalized software - December 31, 2004                       $6,445
Additions:
   Game themes                                                    536
   Other projects                                                 350
Project write-offs                                               (117)
Amortization                                                     (603)
                                          ----------------------------
Capitalized software - March 31, 2005                          $6,611
                                          ============================


    For the quarter ended March 31, 2005, cash and financed capital expenditures consisted of (in thousands):


                                         Cash      Financed
                                       Capital     Capital
                                       Expenses    Expenses    Total
                                     ------------ ---------- ---------
Player terminal and gaming equipment  $    2,418   $    575   $ 2,993
Licenses                                   6,718        ---     6,718
Other                                        332        ---       332
                                      -----------  ---------  --------
    Total                             $    9,468   $    575   $10,043
                                      -----------  ---------  --------


    Financial Guidance

    The Company believes that for its fiscal third quarter ending June 30, 2005, its diluted earnings per share will approximate $0.10 - $0.12, and EBITDA will approximate $20.0 million - $20.8 million. The guidance is based on a number of factors, including the Company's belief that there will be stability in the installed base of player terminals at the end of the fiscal 2005 third quarter period, compared to the installed base as of March 31, 2005.
    In addition, changes to the Oklahoma business model resulting from the conversion of player terminals to games permitted under the tribal/state compact are beginning to occur. Also, the Company expects that the network-wide average hold per day of its installed base of player terminals will decline modestly (less than 5%) from the level achieved in the March 2005 quarter.

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, April 28, 2005, at 10:00 a.m. EDT (9:00 a.m. CDT). Both the call and webcast are open to the general public. The conference call number is 312-461-9409. Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A digital replay of the teleconference will also be available beginning at 1:00 p.m. EDT the day of the call, continuing through midnight EDT on May 4, 2005. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and then the pass code 6324519.

    About the Company

    Multimedia Games is a leading supplier of interactive systems, electronic games, and player terminals for the Native American gaming market, as well as the growing racino, charity bingo and video lottery markets. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. The Company's ongoing development and marketing efforts focus on Class II and Class III gaming systems and products for use by Native American tribes throughout the United States, video lottery systems and other products for domestic and international lotteries, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

    Forward-Looking Statements

    This press release contains forward-looking statements about Multimedia ("the Registrant") that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Examples of such forward-looking statements include those regarding: (a) Multimedia's plan for future diversification of its revenue sources; (b) our expectations about future developments in our primary markets, including Oklahoma; and (c) the section of this release headed "Financial Guidance."
    Future events involve risks and uncertainties that may cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance and as a result, Multimedia's financial condition may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections;
(ii) the risk that the markets the Company operates in and expects to operate in do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein; (iii) the risks resulting from the difficulty of operating in continually evolving markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated;
(iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities and future enforcement actions related thereto; (vi) the risks that additional games are removed from facilities, resulting in continuing depreciation and storage expense, but a loss of associated revenue; (vii) the risks that continued competitive pressure creates on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; these include what Multimedia believes to be an impaired competitive position for its games as a result of changes made in order to obtain a Class II certification letter from the NIGC, and Multimedia's replacement of its C-TILG systems with Reel Time Bingo in California;
(viii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (ix) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Registrant's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia undertakes no obligation to update information in this filing, except as required by law.


                        MULTIMEDIA GAMES, INC.
                     CONSOLIDATED BALANCE SHEETS
             As of March 31, 2005 and September 30, 2004
         (In thousands, except shares and per-share amounts)

                                             March 31,   September 30,
                                                2005         2004
                                            ------------ -------------
                             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                  $    11,259  $      4,768
 Accounts receivable, net of allowance for
  doubtful accounts of $706 and $533,
  respectively                                   12,295        10,397
 Inventory                                          731           930
 Prepaid expenses and other                       3,471         2,242
 Notes receivable, net                            6,957        12,299
 Federal and state income tax receivable            580         5,044
 Deferred income taxes                            2,001         1,909
                                            ------------ -------------
       Total current assets                      37,294        37,589
Restricted cash and long-term investments         1,137         1,216
Leased gaming equipment, net                     47,150        40,652
Property and equipment, net                      92,576        93,090
Notes receivable - non current                   21,752        20,588
Intangible assets, net                           38,135        21,941
Other assets                                      1,836         2,331
                                            ------------ -------------
       Total assets                         $   239,880  $    217,407
                                             ===========  ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt and
  capital leases                            $    15,061  $      9,713
 Accounts payable and accrued expenses           26,304        25,780
 Federal income tax payable                       4,202           ---
 Deferred revenue                                 2,135         1,847
                                            ------------ -------------
       Total current liabilities                 47,702        37,340
Revolving line of credit                          7,600           ---
Long-term debt and capital leases, less
 current portion                                 11,462        10,753
Other long-term liabilities                       3,305         3,932
Deferred revenue - non current                    1,340         2,050
Deferred income taxes                            10,900        13,185
                                            ------------ -------------
       Total liabilities                         82,309        67,260
                                            ------------ -------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock:
Series A, $0.01 par value, 1,800,000 shares
      authorized, no shares issued and
 outstanding;
     no shares issued and outstanding;              ---           ---
   Series B, $0.01 par value, 200,000 shares
    authorized,
     no shares issued and outstanding               ---           ---
 Common stock, $0.01 par value, 75,000,000
  shares authorized, 30,585,428 and
  30,453,245 shares issued, and 27,608,994
  and 27,917,597 shares outstanding,
  respectively                                      306           305
  Additional paid-in capital                     66,225        65,157
 Treasury stock, 2,976,434 and 2,535,648
  shares at cost                                (16,262)      (12,382)
  Retained earnings                             107,302        97,067
                                            ------------ -------------
       Total stockholders' equity               157,571       150,147
                                            ------------ -------------
    Total liabilities and stockholders'
     equity                                 $   239,880  $    217,407
                                            ============ =============


                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
          For the Three Months Ended March 31, 2005 and 2004
         (In thousands, except shares and per-share amounts)

                                                    2005      2004 (2)
                                             ------------ ------------
REVENUES:
   Gaming revenue:
   Class II                                  $    31,222  $    31,184
   Charity                                         5,454        2,315
   All other(1)                                    2,121        2,669
  Player terminal and license sales and lease
   revenue                                           811        3,011
 Other                                               439          421
                                             ------------ ------------
       Total revenue                              40,047       39,600
OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses sold         960        1,886
  Selling, general and administrative
   expenses                                       15,606       15,480
  Amortization and depreciation                   14,763        8,553
                                             ------------ ------------
       Total operating costs and expenses         31,329       25,919
                                             ------------ ------------
       Operating income                            8,718       13,681
OTHER INCOME (EXPENSE):
Interest income                                      350          365
Interest expense                                    (663)        (415)
                                             ------------ ------------
Income before income taxes                         8,405       13,631
Income tax expense                                 3,193        5,131
                                             ------------ ------------
       Net income                            $     5,212  $     8,500
                                             ------------ ------------
Basic earnings per share                     $      0.19  $      0.31
                                             ============ ============
Diluted earnings per share                   $      0.18  $      0.28
                                             ============ ============
Shares used in earnings per share
 calculation:
       Basic                                  27,917,833   27,282,294
                                             ============ ============
       Diluted                                29,763,097   30,839,946
                                             ============ ============

(1) Gaming revenue - All other includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery and C-TILG markets.
(2) Certain amounts have been reclassified to conform to the current year presentation.


                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
           For the Six Months Ended March 31, 2005 and 2004
         (In thousands, except shares and per-share amounts)

                                                   2005       2004 (2)
                                            ------------ -------------
REVENUES:
   Gaming revenue:
   Class II                                 $    58,891  $     60,431
   Charity                                       10,054         2,445
   All other(1)                                   7,421         3,948
  Player terminal and license sales and
   lease revenue                                  1,805         6,388
 Other                                            1,042           843
                                            ------------ -------------
       Total revenue                             79,213        74,055
OPERATING COSTS AND EXPENSES:
  Cost of player terminals and licenses sold      1,801         3,574
  Selling, general and administrative
   expenses                                      32,431        28,844
  Amortization and depreciation                  28,044        16,405
                                            ------------ -------------
       Total operating costs and expenses        62,276        48,823
                                            ------------ -------------
       Operating income                          16,937        25,232
OTHER INCOME (EXPENSE):
Interest income                                     782           728
Interest expense                                 (1,217)         (638)
                                            ------------ -------------
Income before income taxes                       16,502        25,322
Income tax expense                                6,267         9,552
                                            ------------ -------------
       Net income                           $    10,235  $     15,770
                                            ------------ -------------
Basic earnings per share                    $      0.37  $       0.58
                                            ============ =============
Diluted earnings per share                  $      0.34  $       0.51
                                            ============ =============
Shares used in earnings per share
 calculation:
       Basic                                 27,936,400    26,994,664
                                            ============ =============
       Diluted                               30,012,697    30,662,086
                                            ============ =============

(1) Gaming revenue - All other includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery and C-TILG markets.
(2) Certain amounts have been reclassified to conform to the current year presentation.


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

          Reconciliation of U.S. GAAP Net income to EBITDA:

                               For the Three Months For the Six Months
                                  Ended March 31,     Ended March 31,
                                     2005     2004     2005      2004
                                ----------  ------- --------  --------
                                  (in thousands)     (in thousands)
Net income                      $    5,212  $ 8,500 $ 10,235  $ 15,770
Add back:
Amortization and depreciation       14,763    8,553   28,044    16,405
Interest expense (income), net         313       50      435      (90)
Income tax expense                   3,193    5,131    6,267     9,552
                                ----------  ------- --------  --------
EBITDA                          $   23,481  $22,234 $ 44,981  $ 41,637
                                ==========  ======= ========  ========

    CONTACT: Multimedia Games, Inc.
             Clifton Lind \ Craig Nouis, 512-334-7500 or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni \ Richard Land, 212-835-8500 mgam@jcir.com